May 5, 2014

Tea Leaf Management Investment Trust

8000 Town Centre Drive, Suite 400

Broadview Heights, OH  44147

Re: Tea Leaf Management Investment Trust - File Nos. 333-183374 and 811-22737

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Tea Leaf Management Investment Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP